Exhibit 99.1

For investor relations information, contact:
Jana Ahlfinger Bell, 972.819.0700

e-mail: jbell@efji.com

EF Johnson Technologies, Inc. Receives Notice Regarding

Minimum Bid Price Rule

Irving, TX — September 18, 2009 — EF Johnson Technologies, Inc. (NASDAQ: EFJI) today announced that it received notice from The NASDAQ Stock Market (“NASDAQ”) on September 15, 2009, indicating that its common stock had closed below $1.00 for 30 consecutive business days, and is therefore not in compliance with NASDAQ Marketplace Rule 5450(a)(1).  In accordance with the NASDAQ Marketplace Rules, the Company may regain compliance if at any time before March 15, 2010, its common stock closes at or above $1.00 for ten consecutive business days.

If the Company does not regain compliance with the minimum bid price requirement by March 15, 2010, the Company may appeal the staff determination, or, alternatively, apply to transfer its common stock to The NASDAQ Capital Market.  If such application is approved, the Company will have an additional 180 calendar days (or until September 11, 2010) to comply with the minimum bid price requirement in order to remain on The NASDAQ Capital Market.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.EFJohnsonTechnologies.com.